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                                                                  Exhibit (b)(3)


                           [THE CIT GROUP LETTERHEAD]


September 15, 1998

Mr. G. Arthur  Seelbinder
Chairman of the Board/Chief Executive Officer
Cooker Restaurant Corporation
5500 Village Blvd.
West Palm Beach, FL  33407



Re: Proposed Loan by The CIT Group/Equipment Financing, Inc. to Cooker Restaurant Corporation

Dear Arthur:

It is our pleasure to confirm the commitment of The CIT Group/Equipment Financing, Inc. (CIT) to make a loan to Cooker Restaurant Corporation (Borrower) in the principal sum of Eighteen Million Dollars ($18,000,000) to be secured a first security interest. Our commitment is subject to the following terms and conditions:

 1.      Amount
         ------
         The amount of the loan will be the sum of $18,000,000 representing one hundred percent (100%) of the Fair Market Value of the Equipment described in Paragraph 2.

 2.      Equipment/Collateral
         --------------------
         The equipment to be used as collateral:

         New and used restaurant equipment. All equipment and its location must be acceptable to CIT at its sole discretion.



         Our loan will be collateralized by a valid and perfected first security interest in the above-mentioned equipment and all proceeds therein and in addition all of the Borrower's now existing or hereafter acquired equipment, including attachments, replacements, substitutions and additions, and all proceeds of the foregoing, and such Equipment shall not to be subject to any junior security interests.

 3.      Other Terms and Conditions
         --------------------------
         A. Borrower shall supply CIT with its audited financial statements within 120 days of each fiscal year end and internally prepared financial statements as of each fiscal quarter end, together with a compliance certificate executed by the Chief Financial Officer of Borrower.

         B. Prior to funding, CIT shall have received any landlord or mortgagee waivers as may be required by its counsel.

         C. Prior to documentation, Cooker shall supply to CIT a copy of its latest updated proforma financial statements, reflecting changes in Borrower's debt or equity structure.

         D. Cooker shall provided CIT with its current interim financial statements prior to each funding.

         E. Prior to funding, CIT shall have received a satisfactory bank credit reference from First Union Bank.

         F.       Loan documents shall include financial covenants addressing:
                  a) its Tangible Net Worth, b) the ratio of Total Liabilities to Tangible Net Worth, and c) a minimum Cash Flow Coverage Ratio.
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 4.      Rate of Interest
         ----------------
         The rate of interest upon the loan, prior to maturity, will be a fixed rate equal to the Treasury Rate (as defined below plus 1.85. The Treasury Rate shall be defined as the rate of interest per annum equal to the yield to maturity on actively traded U.S. Treasury Securities having a remaining term to maturity closest to the average life of the contemplated loan.

 5.      Repayment
         ---------
         The loan shall be repayable in fifty-nine (59) consecutive equal monthly installments of principal and interest, and a final installment for the balance of principal and interest then owing. The first of said monthly installments being due and payable thirty (30) days following the date of closing, and one on the same day of each and every month thereafter until all are fully paid. Payments shall be calculated based on an eight-four (84) month amortization. Payments shall be applied first to interest upon the unpaid principal balance of the loan, and any amount remaining after payment of interest shall be applied in reduction of the principal.

 6.      Documentation
         -------------
         (a) The loan will be evidenced and secured by a note and security agreement on the standard forms generally used by CIT.


         (b) Borrower shall furnish to CIT UCC-1's for each unit of equipment.

         (c) All loan documentation must be reviewed and approved (as to form and substance) by CIT and its counsel prior to closing.

 7.      Insurance
         ---------
         Borrower shall furnish to CIT a certified copy of an insurance policy in a minimum amount at least equal to the purchase price of all of the Equipment, insuring, against any loss to the Equipment by reason of collision, fire, theft and the other coverages usually afforded by an ACV endorsement, such policy of insurance to be in form and issued by a company reasonably satisfactory to CIT, containing such other endorsements as CIT may reasonably require (including, without limitation, an endorsement to the effect that the liability of the insurance company to CIT, as mortgagee, will not be diminished or impaired by any act or neglect of the Borrower), and with a long form loss payable endorsement in favor of CIT.

         In addition, CIT shall be furnished with a certified copy of public liability insurance policy in minimum amounts reasonably satisfactory to CIT.

         CIT shall be named as an additional insured in the public liability policy. All required policies of insurance (and any endorsements, renewals, or replacements thereof) shall contain the written obligation on the part of the insurance company to notify CIT at least thirty (30) days prior to any termination, cancellation, or material amendment of its policy, with opportunity by CIT to cure any nonpayment.

 8.      Prepayment
         ----------
         CIT shall allow Borrower to prepay a prorata portion of its indebtedness under the contemplated loan without penalty, provided the following conditions exist: a) Borrower is disposing of specific equipment, b) Borrower will not replace disposed equipment, and c) the total value of the equipment disposed does not exceed $500,000 per year.

 9.      Commitment Fee
         --------------
         In consideration of CIT's commitment, the Borrower has paid a Commitment Fee to CIT of Twenty-Five Thousand Dollars ($25,000). Said Commitment Fee is non-refundable whether or not the loan is closed for any reason whatsoever, except as provided in Paragraph 15 hereof. Borrower further expressly acknowledges that such Commitment Fee is fair and reasonable compensation for this commitment, considering the condition of the money market, the prevailing interest rates, the credit worthiness of the Borrower, the likelihood of the loan being made, the interest rate, and the other terms contained herein. This Commitment Letter shall expire if not accepted by Borrower and received by CIT by September 16, 1998.
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10.      Additional Fees (If Any)
         ------------------------
         Concurrent with each advance under the contemplated loan, Borrower agrees to remit a fee equal to 0.5% of the amount funded.

11.      Opinion of Borrower's Counsel
         -----------------------------
         If required by CIT, Borrower will furnish the opinion of its counsel to the effect that all loan documents have been duly authorized and executed and are valid, genuine and enforceable according to their terms, subject only to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and to general equity principles, such opinion to cover such other matters as CIT or its counsel may require (including, without limitation, an affirmative opinion that the loan does not violate any applicable interest/usury laws).

12.      Additional Documentation
         ------------------------
         In addition to the above-mentioned documentation, CIT shall be furnished, at or prior to closing (a) a current certificate of good standing, issued by the Secretary of State of Florida, reflecting the good standing of Borrower in that state, (b) certified resolutions of Borrower authorizing the obtaining of the loan and designating the officer or officers to execute documents on behalf of the Borrower, and
         (c) such other information and documentation as CIT or its Counsel may reasonably require.

13.      Closing/Expiration of Commitment
         --------------------------------
         The loan must close prior to the close of business on October 30, 1998, when our commitment to make the loan shall expire and be of no further force and effect.

14.      Closing Costs and Fees
         ----------------------
         All reasonable and customary loan costs, including but not limited to, closing costs, attorneys' fees (including the fees of counsel for CIT), recording fees and expenses, recording taxes and record searches are to be paid by Borrower, whether or not the loan closes, as statements are submitted, as these costs are being incurred on Borrower's behalf.

15.      Change in Financial Condition, Corporate Structure, Business Prospects,
         Etc.
         -----------------------------------------------------------------------
         If, in the reasonable judgment of CIT, there should occur, before the closing of the loan, any material adverse change in the financial condition or business prospects of the Borrower or any guarantor or any other party to whom CIT may have recourse, then, at the option of CIT, this commitment will become null and void. We specifically call your attention to the fact that, in issuing this commitment, CIT is relying upon the financial statement delivered to us by the Borrower and any other party to whom CIT may have recourse, and the continuing maintenance of their respective present corporate structures and stock ownership. The Borrower shall be obligated to notify CIT of any material adverse changes in the financial condition, corporate structure, ownership or business prospects of any of the foregoing which occur between the date hereof and the date of closing of the loan.

         If we exercise our right to terminate this commitment because of our determination of material adverse change, we will refund the Commitment Fee less any and all expenses incurred or accrued in our processing of the contemplated loan.
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16.      Assignment of Loan Commitment
         -----------------------------
         This commitment may not be assigned without the prior written consent of CIT.

This commitment will only remain binding upon us if accepted by you and returned so as to be received by us no later than September 16, 1998.

Should you have any questions regarding this commitment, please do not hesitate to contact us.

Very truly yours,


THE CIT GROUP/EQUIPMENT FINANCING, INC.


By /s/ Nancy Fricke              Title Vice President
  ---------------------------          ----------------------------------------



Accepted on 9-16-89
            -----------------
Borrower:


Cooker Restaurant Corporation


By /s/ Mark Mikosz                     VP-CFO
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